Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 147 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Advisor Series Growth & Income Fund and Fidelity Series Growth & Income Fund of our reports dated August 12, 2013, on the financial statements and financial highlights included in the June 30, 2013 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts
October 24, 2013